                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )



                          Inspire Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   457733 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

---------------------                                         ------------------
CUSIP No. 457733 10 3             SCHEDULE 13G                Page 2 of 11 pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     MEDICAL SCIENCE VENTURES II, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           1,500,935
  NUMBER OF           ----------------------------------------------------------
   SHARES             6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 0
   EACH               ----------------------------------------------------------
 REPORTING            7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                   1,500,935
                      ----------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500,935
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 457733 10 3             SCHEDULE 13G                Page 3 of 11 pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     MEDICAL SCIENCE PARTNERS II, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           1,500,935
  NUMBER OF           ----------------------------------------------------------
   SHARES             6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 0
   EACH               ----------------------------------------------------------
 REPORTING            7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                   1,500,935
                      ----------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500,935
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 457733 10 3             SCHEDULE 13G                Page 4 of 11 pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     MEDICAL SCIENCE II CO-INVESTMENT, L.P.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           161,758
  NUMBER OF           ----------------------------------------------------------
   SHARES             6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 0
   EACH               ----------------------------------------------------------
 REPORTING            7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                   161,758
                      ----------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     161,758
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 457733 10 3             SCHEDULE 13G                Page 5 of 11 pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     ANDRE L. LAMOTTE

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      SWITZERLAND
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           4,220
  NUMBER OF           ----------------------------------------------------------
   SHARES             6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,460,935
   EACH               ----------------------------------------------------------
 REPORTING            7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                   4,220
                      ----------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,460,935
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,465,158
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 457733 10 3             SCHEDULE 13G                Page 6 of 11 pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     JOSEPH F. LOVETT

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0
  NUMBER OF           ----------------------------------------------------------
   SHARES             6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 1,500,935
   EACH               ----------------------------------------------------------
 REPORTING            7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                   0
                      ----------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           1,500,935
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500,935
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

ITEM 1(a)      NAME OF ISSUER:

               Inspire Pharmaceuticals, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               4222 Emperor Blvd. Suite 470
               Durham, NC 27703


ITEM 2(a)      NAME OF PERSON FILING:

               Medical Science Ventures II, L.P. ("MSV"), Medical Science Partners II, L.P. ("MSP"); Medical Science II Co-Investment, L.P. ("MSCI"); Joseph F. Lovett ("Mr. Lovett") and Andre L. Lamotte ("Dr. Lamotte"), the General Partners of MSV.


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the reporting persons is:

               161 Worcester Road, Suite 301
               Framingham, MA 01701


ITEM 2(c)      CITIZENSHIP:

               MSV is a limited partnership organized under the laws of the State of Delaware. MSP is a limited partnership organized under the laws of the State of Delaware. MSCI is a limited partnership organized under the laws of the State of Delaware. Mr. Lovett is a citizen of the United States. Dr. Lamotte is a citizen of Switzerland.


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock (the "Common Stock").


ITEM 2(e)      CUSIP NUMBER:

               457733 10 3


ITEM 3         DESCRIPTION OF PERSON FILING:

               Not applicable.





                               Page 7 of 11 pages

ITEM 4         OWNERSHIP:

               (a)  AMOUNT BENEFICIALLY OWNED:

               MSCI is the record holder of 161,758 shares of Common Stock ("Shares") of Inspire Pharmaceuticals, Inc. (the "Company") and may be deemed to beneficially own the 161,758 Shares held of record by it.

               MSP is the holder of 1,339,177 Shares and may be deemed to beneficially own the 1,339,177 Shares held by it and, as the sole General Partner of MSCI, may be deemed to be the beneficial owner of the 161,758 Shares held of record by MSCI.

               MSV, as the General Partner of MSP, may be deemed to be the beneficial owner of the 1,339,177 Shares held of record by MSP and the 161,758 Shares held of record by MSCI.

               Mr. Lovett, as a General Partner of MSV, may be deemed to be a beneficial owner of the 1,500,935 Shares which MSV may be deemed to beneficially own.

               Dr. Lamotte, as a General Partner of MSV, may be deemed to be a beneficial owner of the 1,500,935 Shares which MSV may be deemed to beneficially own. Dr. Lamotte, as a Managing Director of New Medical Technologies ("NMT"), the record holder of 960,000 Shares, may be deemed to be a beneficial owner of the 960,000 Shares held of record by NMT. Dr. Lamotte may be deemed to beneficially own 2,220 Shares (the "Option Shares") which he has, or will have vested rights to acquire within 60 days of December 31, 2000, pursuant to the terms of an option granted to him by the Company, as well as 1,000 shares held by Dr. Lamotte directly and 1,000 shares held in the name of his minor child.

               The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

               (b)  PERCENT OF CLASS:

                    MSV:                                5.9%
                    MSP:                                5.9%
                    MSCI:                               0.6%
                    Mr. Lovett:                         5.9%
                    Dr. Lamotte:                        9.6%

               (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power.

               MSCI may be deemed to have sole power to vote and dispose of the 161,758 Shares held of record by it.

               MSP may be deemed to have sole power to vote and dispose of the 1,339,177 Shares held of record by it and the 161,758 Shares held of record by MSCI.

               MSV, as the General Partner of MSP may be deemed to have sole power to vote and dispose of the 1,500,935 Shares which MSP may be deemed to beneficially own.

               Mr. Lovett, as a General Partner of MSV, may be deemed to share the power to vote and dispose of the 1,500,935 Shares which MSV may be deemed to beneficially own.

               Dr. Lamotte, as a General Partner of MSV, may be deemed to share the power to vote and dispose of the 1,500,935 Shares which MSV may be deemed to beneficially own. Dr. Lamotte may be deemed to have sole power to vote and dispose of the (a) 2,220




                               Page 8 of 11 pages

               Option Shares, (b) the 1,000 shares he holds directly and (c) the 1,000 shares held in the name of his son, whom is a minor. As a Managing Director of NMT, Dr. Lamotte may be deemed to share the power to vote and dispose of the 960,000 Shares held of record by NMT.


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable


ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.


ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.


ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.


ITEM 10        CERTIFICATION:

               Not applicable.






                               Page 9 of 11 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  May 31, 2001


                                  MEDICAL SCIENCE VENTURES, II. L.P.



                                  By: /s/ Andre L. Lamotte
                                      ------------------------------------------
                                      Andre L. Lamotte, General Partner



                                  MEDICAL SCIENCE PARTNERS II, L.P.

                                  By:  MEDICAL SCIENCE VENTURES II, L.P.
                                       its General Partner


                                  By:  /s/ Andre L. Lamotte
                                      ------------------------------------------
                                      Andre L. Lamotte, General Partner



                                  MEDICAL SCIENCE II CO-INVESTMENT, L.P.

                                  By: MEDICAL SCIENCE PARTNERS II, L.P.
                                         its: General Partner

                                  By: MEDICAL SCIENCE VENTURES II, L.P.
                                         its: General Partner



                                  By: /s/ Andre L. Lamotte
                                      ------------------------------------------
                                      Andre L. Lamotte, General Partner


                                      /s/ Joseph F. Lovett
                                      ------------------------------------------
                                      Joseph F. Lovett



                                      /s/ Andre L. Lamotte
                                      ------------------------------------------
                                      Andre L. Lamotte






                               Page 10 of 11 pages

                                                                      Exhibit I

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Inspire Pharmaceuticals, Inc.

         EXECUTED as a sealed instrument this 31st day of May, 2001.



                                  By: /s/ Andre L. Lamotte
                                      ------------------------------------------
                                      Andre L. Lamotte, General Partner



                                  MEDICAL SCIENCE PARTNERS II, L.P.

                                  By:  MEDICAL SCIENCE VENTURES II, L.P.
                                       its General Partner


                                  By: /s/ Andre L. Lamotte
                                      ------------------------------------------
                                      Andre L. Lamotte, General Partner



                                  MEDICAL SCIENCE II CO-INVESTMENT, L.P.

                                  By: MEDICAL SCIENCE PARTNERS II, L.P.
                                         its: General Partner

                                  By: MEDICAL SCIENCE VENTURES II, L.P.
                                         its: General Partner



                                  By: /s/ Andre L. Lamotte
                                      ------------------------------------------
                                      Andre L. Lamotte, General Partner


                                      /s/ Joseph F. Lovett
                                      ------------------------------------------
                                      Joseph F. Lovett



                                      /s/ Andre L. Lamotte
                                      ------------------------------------------
                                      Andre L. Lamotte





                               Page 11 of 11 pages